UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TOWER BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE:

COMMENCING ON MAY 12, 2011, TOWER BANCORP, INC. MADE AVAILABLE TO CERTAIN SHAREHOLDERS THE FOLLOWING INFORMATION REGARDING PROPOSAL 4 TO BE CONSIDERED AND VOTED ON AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2011.

Proposal 4 to be considered and voted on at the Company’s Annual Meeting of Shareholders on May 24, 2011 is a proposal to amend and restate Article Seventh of the Company’s Amended and Restated Articles of Incorporation. The proposed amendment would have several benefits for the Company, including the following:

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Limit the requirement for a 66 2/3% shareholder approval for a merger involving the Company to those mergers that require a Company shareholder vote under Pennsylvania law. The current provision requires this supermajority vote for all mergers, even mergers in which the Company is acquiring a much smaller institution which would not otherwise require a shareholder vote under Pennsylvania law (because there will be no change to the Company’s stock or articles of incorporation as a result of the merger and the Company’s shareholders will continue to be entitled to cast at least a majority of the votes entitled to be cast in an election of directors).

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Eliminates what we perceive as an excessive management, operational and financial burden on the Company’s ability to pursue limited strategic acquisitions that would otherwise further enhance the value of the Company. The supermajority vote requirement for all mergers is unusual and, depending on future circumstances, may place a significant obstacle in the path of some value-enhancing strategic transactions.

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Eliminating the supermajority shareholder vote for smaller mergers for which the Company would not otherwise be required by Pennsylvania law to hold a shareholder vote will reduce the potential cost of such transactions.

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We believe that the current supermajority shareholder approval requirement for smaller mergers where the Company is the acquirer places the Company at a disadvantage to our peers (the great majority of whom do not have such a requirement) when exploring strategic transactions with potential merger partners, who are likely to view this as an additional risk to the completion of a transaction with the Company. Eliminating the requirement allows us to compete for acquisitions on a level playing field with competitors who do not have this requirement.

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As the Company’s shareholder profile has evolved and more shares are held in street name, obtaining the required affirmative vote of 66-2/3% of outstanding shares becomes increasingly more difficult, requiring additional cost in both time and financial resources, including, without limitation, the engagement of professional proxy solicitation firms and the costs associated with such solicitation. Although the Company has successfully obtained the required vote in the past, adopting the proposal would eliminate this unnecessary burden in the future.

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The proposed amendment does not restrict the continued meaningful voice of shareholders in significant transactions. Specifically, under the proposed amendment, shareholder approval would continue to be required for any merger or consolidation which requires shareholder approval in accordance with Pennsylvania law. The proposed amendment also specifically identifies additional circumstances that continue to require shareholder approval, including a sale of substantially all of the assets of the Company and the dissolution of the Company. Under Pennsylvania law, liquidation or “winding up” is approved when dissolution is approved.